UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
May 24, 2018
Date of Report (Date of earliest event reported)

QUALCOMM INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-19528	95-3685934
(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-587-1121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Qualcomm Incorporated (the “Company”) recognizes that the possibility of the termination of an executive officer’s employment in connection with a change in control of the Company, and the uncertainty it creates, may result in the loss or distraction of the executive officer, as well as presenting challenges in recruiting potential executives, all to the detriment of the Company and its stockholders. The Committee considers the avoidance of such loss, distraction and challenges to be essential to protecting and enhancing the best interests of the Company and its stockholders. To help ensure that the Company has the continued attention and dedication of these executive officers and the availability of their continued service, to facilitate the Company’s recruiting efforts, and to provide termination benefits upon a change in control of the Company, as is the case at a majority of the peer companies identified in our most recent annual proxy statement, on May 24, 2018, the Committee adopted the Qualcomm Incorporated Executive Officer Change in Control Severance Plan (the “Plan”), which covers the Company’s Chief Executive Officer, President and Executive Vice Presidents. The Plan is intended to provide change in control severance coverage to the Company’s executive officers, who had been excluded from the Non-Executive Officer Change in Control Severance Plan that was adopted by the Board in December 2017.

Pursuant to the Plan, if a participant’s employment is terminated by the Company without “cause” or by the participant for “good reason” (in each case, as defined in the Plan), then the participant will receive, subject to the participant’s execution and compliance with a separation agreement containing a release, (i) a severance payment of two times, in the case of the Chief Executive Officer, and 1.5 times, in the case of all other participants, the participant’s annual base salary and target bonus, (ii) a pro rata target bonus for the year in which the termination occurs, and (iii) continued payment for the cost of the participant’s premiums for health continuation coverage under COBRA for a period equal to the number of months of severance pay but no longer than the end of the COBRA period.

In addition, for the above stated reasons, the Plan modifies the termination provisions of certain outstanding equity awards. Following a change in control, the Plan provides that performance stock units that are outstanding on the date of adoption of the Plan will vest in full (not pro rata) upon a severance qualifying termination. In addition, upon such a termination the ROIC performance metric will be deemed achieved at target level and, as is currently the case, the TSR performance metric will continue to be measured based on actual performance. This conforms the “double trigger” treatment of awards that are assumed in a change in control to awards that are not assumed by an acquirer.

The Plan also provides that if a participant would be subject to the excise tax under Section 280G of the Internal Revenue Code, the payments will be reduced so that the participant is not subject to the tax, if such a reduction would place the participant in a better after-tax position than if the participant received the payments and paid the tax. The Company can modify or terminate the Plan at any time, except that no action that has the effect of reducing the rights of any participant under the Plan will be effective during the one-year period following the date on which the action is taken without the written consent of the participant. In addition, no such action will be effective under the Plan during a pending change in control or for the two-year period following any change in control without the written consent of the participant.

Additional terms and conditions are set forth in the Plan, a copy of which is filed with this report as Exhibit 10.1. The foregoing description is subject to, and qualified in its entirety by, the Plan.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
10.1	Qualcomm Incorporated Executive Officer Change in Control Severance Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2018	QUALCOMM Incorporated By: /s/ George S. Davis Name: George S. Davis Title: Executive Vice President and Chief Financial Officer